POWER OF ATTORNEY



	The undersigned, an officer of Alabama Power Company, hereby makes, constitutes, and appoints William E. Zales, Jr. and Ceila H. Shorts my agents and attorneys-in-fact, for the limited purpose of signing on my behalf, and causing to be filed with the Securities and Exchange Commission, Initial Statement of Beneficial Ownership of Securities, Statement of Changes in Beneficial Ownership, and Annual Statement of Changes in Beneficial Ownership, on Forms 3, 4 and 5, respectively, and Form ID, and any appropriate amendment or amendments thereto.

	This power of attorney shall remain in effect until my obligation to file the aforementioned reports as an officer of Alabama Power
Company ceases, unless earlier revoked by me by written document delivered to the Secretary of Alabama Power Company.


	Signed this _28__ day of ____January______, 2005.




					         	_s P. C.Raymond_____________
						        P. C. Raymond